UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 21, 2007

INTERNATIONAL COAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32679	20-2641185
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Corporate Centre Drive Scott Depot, West Virginia	25560
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (304) 760-2400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2007, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Coal Group, Inc. (the “Company”) approved and adopted an Executive Severance Plan (the “Severance Plan”), which provides certain severance and other benefits to eligible employees (including our named executive officers, other than Messrs. Hatfield and Nicholson) whose employment is involuntarily terminated by the Company (other than for cause) or by the employee as a result of a reduction in 10% or more of the employees’ base salary (such termination, a “qualifying termination”). The Severance Plan supersedes and replaces any prior policies and practices applicable to the eligible employees relating to severance.

The Severance Plan provides that, in the event of an eligible employee’s qualifying termination, the employee will be eligible to receive (i) a continuation of base salary for a period of 12 months following termination, (ii) reimbursement of COBRA premiums for up to 18 months and (iii) the continuation of other benefits such as life insurance for 12 months. The Severance Plan may not be amended or terminated during the eighteen (18) month period following the occurrence of a “change in control,” if such amendment would be adverse to the interest of any employee, without the consent of such employee. In order to receive severance payments under the Severance Plan, an employee must execute a release of all claims and must comply with certain restrictive covenants for a period of one-year following termination of employment.

The foregoing is a summary description of the material terms of the Severance Plan and is qualified in its entirety by the text of the Severance Plan, which will be filed as an exhibit with the Company’s annual report on Form 10-K for the year ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL COAL GROUP, INC.

By:	/s/ Bennett K. Hatfield
Name:	Bennett K. Hatfield
Title:	Chief Executive Officer and President

Date: February 23, 2007